EXHIBIT 87

                             SHAREHOLDERS' AGREEMENT

This agreement (the "SHAREHOLDERS' AGREEMENT") is entered into on April, 28 2007

                                 BY AND BETWEEN

      o TELEFONICA S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain ("TE");

      o ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy ("AG");

      o SINTONIA S.A., a Luxembourg company with registered office at 1, Place d'Armes, L-1136 Luxembourg ("SI");

      o INTESA SANPAOLO S.p.A., an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy ( "IS");

      o MEDIOBANCA S.p.A., an Italian company with registered office at Piazzetta Cuccia n. 1, Milano, Italy ("MB");

(collectively the "PARTIES" and each, individually, a "PARTY")

                                     WHEREAS

      1. With an agreement of even date (the "CO-INVESTMENT AGREEMENT"), the Parties have agreed to establish the terms and conditions for (I) their participation into Centotrenta 4/6 S.r.l., an Italian company with registered office at Galleria del Corso 2, Milan, Italy, fiscal code n. 05277610969 to be subsequently transformed and renamed as Telco S.p.A. ("TELCO" or "NEWCO"), (II) the presentation by the Parties also on behalf of Newco of an offer (the "OFFER") for the acquisition by Newco from Pirelli&Co. S.p.A. ("PC") and Sintonia S.p.A. and Sintonia S.A. (together "SINTONIA") (the "ACQUISITION") of 100% of the share capital of an holding company named Olimpia S.p.A. ("O" and such shares the "OLIMPIA SHARES"), which in turn holds a stake of 17.99% of the ordinary share capital of Telecom Italia S.p.A. ("TI"), (III) the capitalization and funding of Newco in connection with the Acquisition, (IV) the division of Newco's share capital into two classes of shares, (V) the corporate scope of Newco, and (VI) the general framework in which the respective obligations of the Parties under the Co-investment Agreement are inserted;


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      2. The Parties now wish to agree on the principles  relating INTER ALIA to
(I) the corporate governance of Newco, (II) the governance of O, (III) the appointment of directors in TI and (IV) the transfer of the Newco's shares and the O and TI's shares directly or indirectly owned by Newco.

NOW, THEREFORE, in consideration of the foregoing premises which together with the Annexes of this Shareholders' Agreement are an essential part hereof, the Parties hereby,

                               AGREE AND COVENANT

AS FOLLOWS:

1.    CORPORATE GOVERNANCE OF NEWCO

1.1 The Parties agree that the corporate governance of Newco is reflected, to the maximum possible extent, in the Newco's by-laws (the "NEWCO'S BY-LAWS"). In particular:

      (A) The composition of the board of directors of Newco shall be based on the principle of proportionality as follows. The Newco's By-Laws shall provide that the number of directors shall be equal to ten. Should a director of Newco, who has been designated by one of the Parties, resign or otherwise cease for any reason whatsoever to hold his office, the relevant Party shall have the right to designate the new director in order to preserve the composition of the Board of directors referred to in this clause and the Parties shall exercise their rights so as to cause the appointment of the person indicated by the relevant Party. Should one of the Parties decide to revoke one or more of the directors designated by such Party, all the Parties shall vote in the relevant shareholders' meeting for such revocation, provided that the Party asking the others to vote for the revocation of one or more of its designated directors shall keep Newco and the other Parties fully harmless and indemnified for any damages connected therewith;

      (B) The Newco's By-Laws shall contain a voting list system to ensure that:

            (I) the Parties holding the Class A shares will be entitled to appoint so long as they holds a percentage of at least 50% plus one share of the share capital of Newco six directors, including the Chairman; for this purpose, it is hereby agreed between the Parties holding the Class A that: (X) they will concur in the presentation of one list; (Y) the list shall be determined based on the principle of proportionality by the Parties holding the Class A shares unanimously, failing which unanimity within the terms indicated in the By-Laws, the proportionality will be as follows: two directors


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                  will be  indicated  by AG, one  director  will be indicated by each of IS, SI and MB, the Chairman will be indicated unanimously; the same principle shall apply for any possible direct or indirect designation of O and TI's directors.

            (II)  TE, as holder of Class B shares  will be  entitled  to appoint
                  (x) so long as it holds a percentage of at least 30% of the share capital of Newco four directors, including the Vice-Chairman, and (y) so long as it holds a percentage of at least 20% of the share capital of Newco, two directors;

            It being understood that, should (X) the holders of Class A shares hold less than 50% plus one share, and/or (Y) TE as holder of Class B shares holds more than 50% plus one share , the Parties shall appoint the directors on the basis of the same proportionality principles under points (i) and (ii) above, which would in any case grant the majority of the directors to the class of shares representing at least 50% plus one share of the entire share capital of Newco and seven out of ten directors to the class of shares representing more than 70% of the entire share capital of Newco. It is also understood that in the event any Class of shareholders dilutes below the aforementioned percentages it shall cause the resignation of the relevant exceeding director/s.

      (C) On the following matters (the "RESERVED MATTERS"), the board of directors will decide with the vote of at least seven directors, it being however agreed and understood that if three or more directors abstained from voting on any of the Reserved Matters or remained absent from the relevant meeting the quorum will be reduced to the vote of the majority of the directors in office (i.e. the vote of six directors), PROVIDED HOWEVER THAT, if the absent or abstaining directors from the relevant meeting are three or more TE directors, then (X) the discussion and resolutions about such Reserved Matter shall be postponed to a subsequent meeting (to be held not earlier than five business days later than the first meeting), where any resolution relating to such Reserved Matters will require the special majorities referred to above, (Y) each of the directors shall be entitled to ask that such subsequent meeting be held by teleconference or videoconference, and (Z) in the event that three or more directors, are absent or abstaining from the relevant subsequent meeting, the quorum will be reduced to the vote of the majority of the directors in office (i.e. the vote of six directors):

            (AA) acquisition, disposal and encumbrance (directly or indirectly in any form or manner) of O's or TI's shares or any rights attached thereto including, but not limited to, voting rights, (with the exception of the sale by O and/or by Newco (or by the entity


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                  resulting from the merger between O and Newco) of TI shares in order to adhere to a tender offer, it being understood and agreed that this decision will be taken by the board of directors with a simple majority subject however to the prior authorization of the shareholders' meeting and to the right of "RISCATTO" as provided for in article 28 of the Newco's By-laws);

            (BB)  carrying out of investments other than in O and in TI;

            (CC) capital expenditure and financial structure decisions for amounts in excess of Euro 75 million;

            (DD) decisions on the vote to be exercised in (x) the extraordinary shareholders' meeting of TI convened pursuant to Article 2365 of the Italian Civil Code to approve resolutions on transactions of extraordinary nature (including but not limited to resolutions having an impact on the share capital of TI capital, such as increases or decreases, mergers and de-mergers, with the exception however of resolutions provided under art. 2446-2447 of the Italian civil code or other resolutions required to comply with applicable mandatory regulations) and (y) the shareholders' meeting of O; or

            (EE)  approval and amendments of the budget of Newco;

      (D)   the  shareholders'  meeting of Newco shall  resolve with the vote of
            (I) at least 75% of the entire share capital on (X) share capital increases with the exclusion of the option right pursuant to Article 2441, 4th and 5th paragraph of the Italian Civil Code, (Y) mergers and de-mergers (except the merger between O and Newco) determining a dilution of the shareholders, and (Z) amendments to the provisions of the Newco's By-Laws regarding the appointment of the board of directors and the QUORUM of board of directors and shareholders meetings; and (II) at least 65% of the entire share capital on the following matters:

            (A) any other matter pertaining to the extraordinary shareholders meeting of Newco, with the exclusion of mergers with companies wholly owned by Newco or in which Newco holds a stake of at least 90% of the entire share capital, which shall be referred to the Board of Directors of Newco pursuant to Articles 2505 and 2505-bis of the Italian Civil Code and will be resolved with the special majorities set forth under Article 1(c) above, save for the merger of O into Newco, which the Parties believe appropriate to analyse expeditiously as to the most efficient way to carry on after the Acquisition and shall therefore be approved with simple majority;


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            (B)   dividend policy of Newco;

                  it being however agreed and understood that- both for the matters under this Article 1.1(d)(i) and (ii) above - in case one or more shareholders holding more than 30% of the entire share capital abstained from voting or remained absent from the relevant meeting the quorum will be reduced to the vote of at least 50% plus one share of the entire share capital;

      (E) the shareholders' meeting of Newco shall resolve the prior authorisation necessary pursuant to Article 2364, first paragraph, No. 5), to carry out the services referred to in Article 3 of Newco's By-Laws with the vote of at least 95% of the Newco's share capital.

1.2 The Parties agree that (except as provided for below in Article 8.5) deadlocks at the level of the board of directors and shareholders' meetings on the matters referred to under items (aa) and (dd) of paragraph 1.1.(c) above and under paragraph 1.1(d) above with the exception of item
      (B) shall be resolved as follows:

      (AA) the Parties shall try to find an amicable compromise within fifteen calendar days as of the relevant meeting;

      (BB) then a new meeting shall be convened and at such meeting the decision will be passed with a simple majority, i.e. without the special quorum referred to in letters (c) and (d) above;

      (CC) in any such cases (i.e. where the decision were taken with simple majority and with the negative vote expressed by either TE or MB or AG or IS or SI, or by the members of the board of directors designated by either TE, or AG or SI or ISor MB, hereinafter the "DISSENTING SHAREHOLDER"), the Parties shall be bound to cause upon request by a Dissenting Shareholder, (who will be entitled to deliver to the other Parties, within the following thirty days, a notice (the "DE-MERGER NOTICE") requiring the other Parties to cause), as soon as possible, (A) the merger between Newco and O (if not already done at that time), and (B) the non-proportional de-merger of the company resulting in the attribution to the beneficiary company to be owned 100% by each Dissenting Shareholder of a percentage of all the assets and liabilities of Newco after merger with O corresponding to the stake held by each of such Dissenting Shareholder in Newco after merger with O ((a) and (b) jointly, hereinafter, the "DE-MERGER"). In such case (X) the Parties shall implement, adopt and vote, and cause the directors designated by them to implement, adopt and vote, all and any actions, documents and resolutions necessary to complete the De-merger within a reasonably short timeframe, but in any case no later than 6 months following the Demerger Notice or, if the transaction is subject to any


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            authorizations  by law or contract,  within 6 months  following  the obtaining of such authorizations, and (Y) Newco shall proceed with the execution of the Reserved Matter only after the effective date of the De-merger. Except if TE exercised the Call Option under
            Article  8.5(a)  below,  immediately  upon receipt of the  De-merger
            Notice, the portion of O or TI Shares corresponding to the Dissenting Shareholder's stake in Newco shall be deposited in escrow with a fiduciary company or otherwise, in any case to secure the effectiveness of the De-merger and the exercise of the relevant
            voting   rights   thereon   in   accordance   with  the   Dissenting
            Shareholders'  instructions.  If TE exercises  the Call Option under
            Article 8.5(a) below, immediately upon receipt of the Call Option notice, the O or TI Shares being the object of the Call Option shall be deposited in escrow with a fiduciary company or otherwise, in any case to secure the effectiveness of the Call Option and, subject to deposit in escrow of the full Call Option price, the exercise of the voting rights thereon in accordance with TE instructions. Upon effectiveness of the De-merger under this Article 1.2 (and also in the case under Article 8.5), the Dissenting Shareholder shall no longer be bound by this Agreement.

Without prejudice to the provision under 1.1 (c) above in relation to the reduction of the relevant quorum in case of absence or abstention, if the relevant QUORUM in respect of any Reserved Matter, other than items (aa) and
(dd) of 1.1(c) above and of 1.1(d) above except for item (B), is not met, the relevant proposal will be deemed to be rejected and no action will be taken.

TE will have the right to appoint one out of three effective members in the Board of Statutory Auditors of Newco, to be indicated as Chairman, and one alternate member (COLLEGIO SINDACALE).

The other Class A shareholders will have the right to appoint two out of three effective members in the Board of Statutory Auditors of Newco, and one alternate member (COLLEGIO SINDACALE).

2.    CLASS A AND CLASS B SHARES

The Parties agree: (A) that, as already provided for in the Newco's By-Laws, the share capital of Newco shall be divided into two separate categories: the Class A and the Class B shares, (B) that all the share capital increases following the Fifth Share Capital Increase (as defined in the Co-investment Agreement) and, for the duration of this Agreement, shall be resolved "IN OPZIONE" pursuant to article 2441, first paragraph, of the Italian Civil Code splitting the overall amount of shares so as to reflect the proportion from time to time existing between Class A and Class B shareholders, (C) that TE shall receive and
thereafter   acquire  (through  share  capital  increases  or


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exercise of the pre-emption right set forth in the Newco's By-Laws) only Class B shares or Class A shares to be converted into B shares, while the other Parties, including the Fifth Share Capital Investors (as defined in the Co-investment Agreement) and the Italian Qualified Investors (as defined below), if any, shall hold Class A shares, save for the possibility to acquire Class B shares in case of exercise of the pre-emption right to be converted into A shares, (D) that the Class B shares shall have exactly the same economic and administrative rights as the Class A shares, save as provided for herein and in the Newco's By-Laws, and
(E) that the Parties - following the completion of the Fifth Share Capital Increase (as defined in the Shareholders' Agreement) - will favourably envisage the potential analysis of further contribution of TI Shares into Newco (without prejudice for the principles under the "stand still" clause of this Agreement) provided that in such an event the right to subscribe further capital increases in cash shall be granted to the other existing shareholders in order to allow avoidance of possible dilutions.

3.    BUSINESS OF NEWCO

The Parties agree that (I) the business of Newco shall only be that of investing, holding and disinvesting, directly and indirectly, in TI shares, (II) however, the corporate scope of Newco shall permit, in principle, the carrying out of certain services in the field of activity of TI, provided however that, in order to carry out such services, the prior authorisation of the shareholders' meeting of Newco shall be required pursuant to Article 2364, first paragraph, No. 5), such authorisation to be approved with the vote of at least 95% of the share capital of Newco.

4.    CORPORATE GOVERNANCE OF O

The Parties  agree that the  principles of corporate  governance  referred to in
Article 1 above shall also apply MUTATIS MUTANDIS to O. As a consequence, TE shall be entitled to designate a percentage of the directors, including the Vice-Chairman, to be appointed by Newco in O reflecting its shareholding in the Newco's share capital and to appoint one out of three members of Board of Statutory Auditors of O to be indicated as Chairman, and one alternate member (COLLEGIO SINDACALE).

O will be subject to the activity of direction and coordination of Newco. As a consequence, prior to any board of directors meeting or shareholders' meeting of O taking place, the Parties shall cause the board of directors of Newco to convene and to resolve on the decision to be then adopted in the relevant corporate body of O. More in particular, any decision to be taken at the level of the board of directors and shareholders' meeting of O will be previously agreed by the board of directors of Newco in accordance with the principle of the Newco's governance referred to above (including


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special  majorities where required),  with the  understanding  and the agreement that the Parties shall cause the directors of O, respectively designated, to conform to the resolution adopted at the level of Newco.

In case of merger of O and Newco, the governance of O (or the incorporating entity as the case may be) will be that of Newco as provided for in Article 1 above, provided however that TI will not be subject to the activity of direction and coordination of Newco or O (or the incorporating entity as the case may be).

5.    PROVISIONS RELATING TO TI AND TE

The Parties recognize and agree that the TI and TE groups will be managed autonomously and independently, without prejudice however to the Parties' rights and prerogatives resulting from this Shareholders' Agreement.

The Parties further recognize and acknowledge that, without prejudice of the independence and autonomy of any of TI's management decision, the investment in Newco implies a strategic vision and perspective. Therefore the Parties will favorably regard any strategic initiative that the TI's and TE's respective managements may jointly carry out, in their autonomy and independence.

As soon as possible after Closing (as defined in the Offer), and for the entire term of the Shareholders' Agreement the board of directors of Newco or O, as the case may be, shall approve the list to be submitted to the shareholder' meeting of TI, for the appointment of the directors of TI pursuant to the following criteria: (I) TE - to the extent holding at least 30% of the Newco's share capital - shall have the right vis-a-vis the other Parties to designate two directors of TI (X) to be included as designees for appointment in the board of TI in the list presented by O or Newco (as the case may be) and (Y) to the extent feasible, pursuant to Article 2386, first paragraph, of the Italian Civil Code ("COOPTAZIONE"); and (II) the Class A shareholders which are Party to this Agreement - to the extent holding at least 50% plus one share of the Newco's share capital - shall designate the other members of the list as follows: (X) three members unanimously and (Y) the remaining members on the basis, MUTATIS MUTANDIS, of the same proportionality applied in Article 1.1(b)(i) above among the Class A shareholders which are Party to this Agreement.

The directors designated by TE in Newco, O and TI shall be directed by TE to neither participate, nor vote at the board of directors meetings (and TE, to the extent applicable, shall neither attend nor vote, at any shareholders' meetings of Newco or the entity resulting from the merger of O with Newco, as the case may be) at which there will be discussed and proposed resolutions relating to the


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policies,  management,  and  operations  of  companies  directly  or  indirectly controlled by TI providing their services in countries where regulatory and legal restrictions or limitations for the exercise of voting rights by TE (as indirect and ultimate shareholder of such companies) are in force.

Even though as of the date hereof TE does not envisage any burden, restriction or divestment to be imposed on TE by any regulatory or antitrust authority in relation to the Acquisition or once the Acquisition has been implemented, the Parties agree that if any competent antitrust or regulatory authorities in any country shall impose on TE or on TI any burden or divestment finally confirmed by the competent authorities (the "BURDEN") resulting from TE's equity investment in Newco and indirectly in TI, then TE, in case the Burden is imposed on TE, or each of the Parties, in case the Burden is imposed on TI, will have the right to request a De-merger as provided for in Article 1.2(cc) of this Shareholders' Agreement.

The Parties agree that in the event that the Acquisition is subject to conditions precedent by competent antitrust or regulatory authorities which require TE to reduce its prerogatives and rights in terms of governance in Newco and/or in O and/or in TI, then TE shall be bound to satisfy such conditions precedent and the Parties shall agree in good faith the amendments to this Shareholders' Agreement which, while preserving the fulfilment of such conditions precedent, shall preserve as much as possible the overall spirit underlying this Shareholders' Agreement.

6.    DISPOSITION OF TI MATERIAL ASSETS OR MATERIAL CHANGES IN TI'S STRATEGY

In the event of (I) any transfer in whatever form of any of the foreign assets hold directly or indirectly by TI having a value of more than Euro 4bn per transaction (or series of transactions occurred within a period of 12 months for the same assets) or (II) TI entering into a significant strategic alliance with any "TELECOM OPERATOR" (to be construed as to include any person, company or entity operating in the telecom sector and any person, company or entity holding
(A) a controlling stake in any non-listed company operating in the telecom sector or (B) a stake in a listed company operating in the telecom sector which exceeds 10% of the share capital or which, even though is below 10% of the share capital, enables the holder to appoint one or more members of the board of directors of the listed company), then TE, within the following thirty calendar days, will have the right to deliver a De-Merger Notice to the other Parties, who will bound to cause, the De-merger as provided for in Article 1.2(cc) of this Shareholders' Agreement and in such case the Parties shall implement, adopt and vote, and cause their directors designated by them to implement adopt and vote, all and any actions, documents and resolutions necessary to complete the De-merger


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within a  reasonably  short  timeframe,  but in any case no later  than 6 months following the Demerger Notice or, if the transaction is subject to any authorizations by law or contract, within 6 months following the obtaining of such authorizations.

7.    STAND STILL

The Parties represent to each other that (i) as of the date of this Agreement they respectively own or hold, directly or indirectly, the interests in TI shares indicated in Annex 7 hereto (the "RELEVANT TI INTERESTS"), calculated by taking into account all the shares and interests also held by entities connected to the Parties pursuant to Article 109 of Legislative Decree No. 58 of February 28, 1998 (the "CONNECTED ENTITIES") and (ii) they have not executed nor taken part, directly or indirectly, also by means of the Connected Entities, in any agreement whatsoever, also oral, concerning interests in TI shares granting voting rights on the matters listed in Article 105 of Legislative Decree No. 58 of February 28, 1998 or any option rights, convertible bonds, warrants, derivatives, granting the right to subscribe or acquire TI shares granting voting rights on the matters listed in Article 105 of Legislative Decree No. 58 of February 28, 1998 (collectively the "TI VOTING SHARES") that may cause the holding by the Parties, Newco and the Connected Entities, taken as a whole, of a number of TI Voting Shares exceeding the 30% mandatory tender offer threshold pursuant to article 109 of Legislative Decree No. 58 of February 28, 1998 (the "THRESHOLD"). The Parties also acknowledge that O is currently part of a pre-emption agreement with Holinvest S.p.A. under which Holinvest S.p.A. is allowed to hold up to n. 492,697,862 plus 1% of the overall number of the issued TI Voting Shares (the "HOLINVEST SHARES"). For the purpose of this Article 7, the "INITIAL BALANCE" shall be equal to the number of TI Voting Shares resulting from the difference between (i) the number of TI Voting Shares equal to the Threshold and (ii) the total aggregate number of the TI Voting Shares held by O, the Relevant TI Interests and - until waiver of the pre-emption rights set out in pre-emption agreement with Holinvest S.p.A. as provided below - the Holinvest Shares.

Starting from the date hereof and for the duration of this Agreement, each Party undertakes not to execute or take part, directly or indirectly, also by means of the Connected Entities, in any agreement whatsoever, also oral, concerning TI Voting Shares (including option rights) that may cause the holding by the Parties, Newco and the Connected Entities, taken as a whole, of a number of TI Voting Shares exceeding the Threshold.

Without prejudice to the above, the acquisition of TI Voting Shares will be permitted to each Party for a number of TI Voting Shares not exceeding their respective Relevant TI Interests as at the date hereof plus the percentage pro-rata of the Initial Balance corresponding to the relevant Party's percentage in Newco's share capital following the Fifth Share Capital Increase. In such a case, the Parties agree that any such further acquisition of TI Voting Shares shall be immediately communicated to the other Parties and to a secretary office under the coordination of MB and/or by an entity selected and appointed by MB. In addition, each Party shall inform the other Parties and the secretary office under the coordination of MB and/or by an entity selected and appointed by MB about the number of TI Voting Shares held at the end of each calendar quarter. In any case it is agreed that the Parties (X) shall make as soon as possible after execution of this Shareholders' Agreement precise calculation as to the Initial Balance and (Y), upon Closing, shall cause O to waive any rights under the pre-emption agreement with Holinvest S.p.A..

The Parties agree that, in the event a breach by a Party of the provisions contained in this Article 7 causes the overcoming of the Threshold and the triggering of the obligation to launch a mandatory tender offer pursuant to
Article 109 of Legislative Decree No. 58 of February 28, 1998, such a Party undertakes to (i) hold harmless and indemnify the other Parties from any damages, losses, costs and expenses arising out from such a breach (ii) take the whole responsibility of the mandatory tender offer, if required, or of the sale of the exceeding stake, to the extent possible, and (iii) bear all the costs connected with the mandatory tender offer and all other costs (including advisory services) borne by the other Parties.

8.    CAPITAL INCREASES - TRANSFER OF SHARES

8.1   CAPITAL INCREASES OF NEWCO

      In the event of an increase of capital of Newco, without consideration or with consideration without exclusion of the option right, the shareholders who hold Class A shares shall have the right to receive and subscribe Class A shares and the shareholders of Newco who hold Class B shares shall have the right to receive and subscribe for Class B shares. In the event that any holders of Class A shares have not fully exercised their pre-emption right, the other holders of Class A shares shall have the preferred right to exercise the pre-emption on the unopted Class A shares. In the same manner, in the event that any holders of Class B shares have not fully exercised their pre-emption right, the other holders of Class B shares shall have the preferred right to exercise the pre-emption on the unopted Class B shares. In the event that after the exercise of the option and pre-emption rights by the holders of Class A shares remain Class A shares not subscribed, such shares may be subscribed, by means of the exercise of the option and pre-emption right, by the holders of Class B shares in proportion to their shareholding on the total number of Class B shares issued by Newco, subject to the automatic conversion of the aforesaid Class A shares at the rate of one newly issued Class B share (having the same characteristics as the Class B shares in circulation) for each Class A share subscribed. In the event that after the exercise of the option and pre-emption rights by the holders of Class B shares remain Class B shares not subscribed, such shares may be subscribed, by means of the exercise of the option and pre-emption right, by the holders of Class A shares in proportion to their stakeholding on the total number of Class A shares issued by Newco, subject to the automatic conversion of the aforesaid Class B shares at the rate of one newly issued Class A share (having the same characteristics as the Class A shares in circulation) for each Class B share subscribed.

8.2   TRANSFER OF SHARES OF NEWCO

8.2.1 Within the limits provided by this article 8.2 and by article 8.3., the shares of Newco are transferable to shareholders of Newco and to third parties.

      The provisions of this article 8.2 and of article 8.3 apply not only to the transfer of the shares of Newco, but to the transfer of any right whatsoever relating to them, including, by way of example, (i) all shares or potential financial instruments of Newco (including those provided for in article 2346 of the civil code) having voting rights or convertible into shares having voting rights, (ii) all bonds or other financial instruments convertible into, exchangeable with, or conferring to the relevant owner the right to subscription or to acquisition of shares or financial instruments with voting rights of Newco, as well as shares originating in the respective conversion or the exercise of the abovementioned rights, (iii) any other right, title, and/or financial instrument (including rights of option and/or warrant and/or equity swap) that gives a right to the acquisition of and/or subscription to shares and/or financial instruments and/or bonds convertible into/ or exchangeable with, shares or financial instruments having voting rights or convertible into shares having voting rights in Newco, and/or the shares and/or financial instruments acquired on the basis of their exercise. The provisions of this article 8.2 and article 8.3 regard - in addition - not only the transfer of full ownership of the shares of Newco and the rights relating thereto, but also the transfer of the bare ownership and whatsoever real rights of enjoyment, exclusive of the real rights of guarantee.

      For the purposes of this article 8.2 and article 8.3, by act of transfer is meant any transfer by deed between living people, in whatever manner (such as, for purely illustrative purposes, sale, barter, contango, fiduciary transfer, and the modification of the entitlement to the relationship underlying a possible fiduciary commission, the conferring or borrowing of titles, or rather title deeds, without consideration or out of generosity, amalgamation, splitting) able to be accomplished, directly or indirectly, in whole or part, including in a transitory manner, the ownership or availability of the Shares and whatever rights, interests, including of a non-property nature, deriving from or connected to the entitlement to the shares of Newco.

      For the purposes of this Article 8.2, "ITALIAN QUALIFIED INVESTORS" shall mean any company or person, other than a Telecom Operator, which is a reputable qualified Italian institutional or private investor previously accepted in writing by the holders of Class B shares, provided that simultaneously with the acquiring of any stake in Newco, it shall adhere to any agreement executed by the other shareholders of Newco in relation to the shares of Newco to be transferred (including this Agreement).

      The provisions of this article 8.2 and article 8.3 do not apply with regard to transfers in favour of companies entirely owned or controlled or controlling pursuant to Article 2359, first paragraph No. 1 of the Civil Code, or operations of partial non-proportional de-merger of Newco, merger by incorporation of entirely owned companies, and merger between companies entirely owned or controlled or controlling pursuant to Article 2359, first paragraph No. 1 of the Civil Code by the same shareholder, provided that the transfer shall be subject to a condition subsequent whereby in case of subsequent change of control of said companies, the shares of Newco shall be deemed not having been transferred and shall have to be returned back to the original Shareholder Transferring Class A Shares (as defined below) or Shareholder Transferring Class B Shares (as defined below), as the case may be.

      To the extent it does not prevent the other shareholders from exercising the redemption right under Article 8.4 below or any other right under this Shareholders' Agreement, the Co-investment and the By-Laws, the provisions of this article 8.2 and article 8.3 do not apply also to transfers through derivative transactions or borrowing of titles according to which the original Shareholder Transferring Class A Shares (being a bank, financial company or insurance company), as the case may be (i) shall have the full title and ownership of the shares of Newco upon termination of the relevant transaction, and, in any case, (ii) shall maintain MEDIO TEMPORE all administrative and economic rights on the shares of Newco under the derivative transaction or being object of the borrowing of titles and (iii) shall not affect ; failure of such conditions will entail the immediate application of this article 8.2 and following article 8.3.

8.2.2 The shareholder who intends to transfer Class A shares (hereinafter the "SHAREHOLDER TRANSFERRING CLASS A SHARES") to a potential third party acquirer, including a shareholder of Newco (hereinafter, a "PERSON BIDDING FOR CLASS A SHARES") must offer them in advance on equal terms to the other shareholders who hold Class A shares and subsequently, under the circumstances set forth by the following point (ii), to the shareholders who hold Class B shares; the holders of Class A shares may acquire the shares offered in pre-emption in proportion to the number of Class A shares held by each of them compared with the total number of Class A shares issued by Newco; the holders of Class B shares may acquire the shares offered in pre-emption, under the circumstances set forth in the following point (ii) below and in proportion to the number of Class B shares held by each of them compared with the total number of Class B shares; the above mentioned procedure shall occur in compliance with the following mechanisms: (hereinafter the "RIGHT OF PRE-EMPTION"):

      (I) The Shareholder Transferring Class A shares must transmit a communication, by registered or certified mail with return receipt requested to the chairman of the board of directors of Newco and to the other shareholders holding Class A shares, specifying the number of Class A shares, the price, and the other economic and contractual conditions of the transfer and the personal particulars of the Person Bidding for Class A Shares (the "TRANSFERRING NOTICE"). Within 30 days of the date of receipt of the Transferring Notice (the "TERM OF EXERCISE"), the shareholders holding Class A shares who intend to avail themselves of the Right of Pre-emption must give the appropriate written communication to the chairman of the board of directors and to the Shareholder Transferring Class A shares (the "ACCEPTANCE NOTICE"). The shareholders holding Class A shares who exercise the Right of Pre-emption, provided that they make a contextual request in the Notice of Acceptance, will have the right (hereinafter, the "RIGHT OF INCREASE") to acquire the Class A shares remaining on sale once all the Notices of Acceptances have been received (the "REMAINING CLASS A SHARES"). Any Notice of Acceptance shall specify the number of Remaining Class A Shares in relation to which the relevant shareholder holding Class A shares wishes to exercise the Right of Increase. The Remaining Class A Shares shall be divided among the shareholders who have exercised the Right of

            Increase in proportion to the number of Class A shares held by each of them, provided that after the exercise of the above mentioned rights any shareholder holding Class A shares will not be entitled to acquire a number of Class A shares higher than the aggregate number indicated into the Acceptance Notice.

      (II)  if after the carrying out of the  procedure in the  preceding  point
            (i) there still remain any Remaining Class A Shares, each holder of Class A shares other than the Shareholder Transferring Class A shares will have the right to procure within 30 days after the expiry of the Term of Exercise (the "FURTHER TERM") the Acquisition of the Remaining Class A shares by one or more Italian Qualified Investors, provided that the Shareholder Transferring Class A shares will not have such right in the case that (AA) the Person Bidding for Class A shares is a Telecom Operator and (BB) as a consequence of such transfer of Class A shares, the aggregate percentage of the share capital held by the Class A shareholders as at the date of this Shareholders' Agreement is reduced below 35% of the share capital; it being understood that the loss of such right shall refer exclusively to the portion of the transferred Shares falling below the 35% threshold. If on the date the Further Term expires, there are still any Remaining Class A shares or if Italian Qualified Investors do not have the right to acquire Class A shares as referred to above, such Remaining Class A shares shall be offered without delay to the shareholders holding Class B shares by means of a communication made in the form specified in the preceding paragraph (i) of this Article 8.2.2. The Remaining Class A shares which become pre-empted by the shareholders holding Class B shares must be divided among the holders of Class B shares who pre-empted them - in proportion to the number of Class B shares held by each of them, provided that the Right of Increase included in Article 8.2.2(i) above shall apply MUTATIS MUTANDIS - subject to the automatic conversion of the aforesaid Class A shares subject to pre-emption at the rate of one newly issued Class B share (having the same characteristics as the Class B shares in circulation) for each Class A share subject to pre-emption. The exercise of the Right of Pre-emption by the shareholders holding Class B shares, potentially exercised in accordance with this article 8.2.2 (ii), must be carried out within 15 days of the receipt of the notice of offering in pre-emption by means of an appropriate written communication to the chairman of the board of directors and the Shareholder Transferring Class A shares, specifying the number of shares requested in pre-emption. The conversion of Class A shares into Class B shares takes effect upon the recording of the decision of the board of directors (which for this purpose must be convened within 5 days of the expiry of the term for the exercise of the Right of Pre-emption specified in the present article 8.2.2 (ii)) resulting from the minutes drawn up by the notary - subject to the condition precedent that the event described under Article 8.2.2(iv) did not occur - who must proceed to carry out all the necessary formalities for the issuance of Class B shares as well as the necessary registrations in the register of companies, also bringing about the necessary and consequent modifications to the relevant article of the Newco's By-laws, making the numerical expressions and the text in the necessary parts adequate for all legal purposes, providing, moreover, for deposit, according to article 2346 of the civil code, the text of the Newco's By-laws updated in that sense, as well as carrying out all other formalities provided by the current legal standards.

      (III) Should remain any Class A shares subject to the bid not acquired by Class A shareholders or by Italian Qualified Investors or by Class B shareholders in the sense of the foregoing (the "SHARES A NOT PURCHASED") and the Person Bidding for Class A shares is accepting to buy the Shares not Purchased, the Shares not Purchased may be transferred from the Shareholder Transferring Class A shares to the Person Bidding for Class A shares, within but not later than 15 days, if the transfer in favour of the Person Bidding for Class A shares has not occurred within the aforesaid term, any later transfer of Class A shares and of the rights related thereto shall be subject again to the procedure specified in the present article 8.2.2; any act of transfer carried out in violation of the provisions of the present Article 8.2.2 shall be invalid and not opposable to Newco.

      (IV) Should remain any Share A not Purchased and the Person Bidding for Class A shares is not accepting to buy only the Shares A not Purchased pursuant to the previous Article 8.2.2(iii), the Shareholder Transferring Class A shares shall be entitled to sell all the Class A shares object of the Class A Transferring Notice to the Person Bidding for Class A shares.

8.2.3 The shareholder who intends to transfer Class B shares (hereinafter, the "SHAREHOLDER TRANSFERRING CLASS B SHARES") to a potential third-party acquirer as well as to a shareholder of Newco ("PERSON BIDDING FOR CLASS B SHARES") must offer these shares in advance to all the other shareholders holding Class A and Class B shares with regard to the following procedure:

      (I) the Shareholder Transferring Class B shares must transmit a communication, by registered or certified mail with return receipt requested to the chairman of the board of directors and other shareholders, specifying the number of Class B shares, the price, and the other economic and contractual conditions of the transfer and the personal particulars of the Person Bidding for Class B shares (the "CLASS B TRANSFERRING NOTICE"). Within 30 days of the date of receipt of the notice, the shareholders who intend to avail themselves of the Right of Pre-emption must give the appropriate written communication to the chairman of the board of directors and the Shareholder Transferring Class B shares, specifying the number of shares requested in pre-emption;

      (II) (A) Should the offer be accepted in its totality by the shareholders, the Class B shares subject to bidding shall be divided among the aforesaid shareholders, in proportion to the number of shares held by each of them compared to the total number of shares (of Class A and Class B) issued by Newco; (B) should the offer be accepted only in part by the shareholders, the Class B shares offered and acquired must be divided among the aforesaid shareholders in proportion to the number of shares held by each of them compared to the total number of shares (of Class A and Class
            B); The Class B shares pre-empted by the holders of Class A shares will be transferred to them pursuant to the present Article 8.2.3 subject to the automatic conversion of the aforesaid pre-empted Class B shares at the rate of one newly issued Class A share (having the same characteristics as the Class A shares in circulation) for each Class B share subject to pre-emption. The conversion of the Class B shares into Class A shares will be executed in compliance with the procedure set forth in Article 8.2.2 (ii) above.

      (III) Should remain any Class B shares subject to the bid not acquired by Class B shareholders or by Class A shareholders (the "SHARES B NOT PURCHASED") and the Person Bidding for Class B shares is accepting to buy the Shares not Purchased, the Shares B not Purchased may be transferred from the Shareholder Transferring Class B shares to the Person Bidding for Class B shares, within but not later than 15 days, if the transfer in favour of the Person Bidding for Class B shares has not occurred within the aforesaid term, any later transfer of Class B shares and of the rights related thereto shall be subject again to the procedure specified in the present Article 8.2.3; any act of transfer carried out in violation of the provisions of the present Article 8.2.3 shall be invalid and not opposable to Newco.

      (IV) Should remain any Share B not Purchased and the Person Bidding for Class B shares is not accepting to buy only the Share B not Purchased, the Shareholder Transferring Class B shares shall be entitled to sell all the Class B shares object of the Class B Transferring Notice to the Person Bidding for Class B shares.

8.2.4 In the event that the transfer of shares does not provide a corresponding amount, or rather if it does not provide it entirely in cash (for example, in the event of donation, barter, or transfer through amalgamation, splitting) the price at which the shareholders in Newco shall be able to acquire the shares offered to them in pre-emption shall be determined by mutual agreement of the shareholder who intends to transfer and the shareholder or shareholders who have exercised the pre-emption (the "INTERESTED SHAREHOLDERS"). If the Interested Shareholders have not reached an agreement within 30 workdays, elapsing from the moment when the shareholder who intends to transfer has received the communication of the shareholders who intend to exercise the Right of Pre-emption, the price for each share shall be calculated on the basis of the adjusted net worth of Newco to be determined taking into account the price of the shares held in TI calculating by means of the arithmetic average of the official stock exchange prices within 30 days preceding the date of the offer in pre-emption divided by the number of shares issued] and, in case of disputes, the calculation, to be carried out on the basis of the criteria indicated above, shall be remitted to an expert appointed by the President of the Court of Milan, upon application by the most diligent shareholder.

8.2.5 All transfers provided under this Article 8.2 shall be subject to the applicable Antitrust and/or regulatory provisions and shall occur not later than 10 days after obtaining any applicable Antitrust and/or regulatory clearance, if needed, and in any case not later than six months from the completion of the binding agreement in relation to the transfer of the shares.

8.2.6 Transfers made in violation of the provisions of the present article 8.2 and the following article 8.3 shall be invalid and unenforceable with regard to Newco.

8.3   RIGHT OF CO-SALE (TAG-ALONG)

8.3.1 Without prejudice to the provisions of the foregoing article 8.2, in the event that one or more shareholders of Newco (hereinafter called jointly the "CONSIDERABLE SHAREHOLDER") (i) intend to transfer, also one or more times, of a number of shares of Newco that represent a share equal to at least 30% of the share capital of Newco (the "CONSIDERABLE SHARE") to a potential third-party acquirer or to one or more potential acquirers belonging to the same group, connected by a relationship of control or linkage among them in the meaning of article 2359 of the civil code, or who in any case act in concert pursuant to article 109, Consolidated Financial Act, for the purchase of the Considerable Share, and (ii) none of the other shareholders exercises the Right of Pre-emption at the end of the respective term of exercise, or notwithstanding the exercise of the Right of Pre-emption by one or more of the other shareholders a bid by the third party is still pending for a share equal to at least the Considerable Share, the shareholder (or shareholders) who did not exercise the Right of Pre-emption to which they were entitled (hereinafter the "NON-OPTING SHAREHOLDER") shall have the right to transfer to the potential third-party acquirer his own shares (the "RIGHT OF CO-SALE" or "TAG-ALONG RIGHT") at the same terms and conditions of the transfer of the Considerable Shareholder pursuant to this Article 8.3. If the transfer from the Considerable Shareholder does not comprise the entire stake held but only a part of such stake, the Tag Along Right shall be allocated to the Non-Opting Shareholder in the same proportion existing between the number of Shares to be sold and all the shares held by the Considerable Shareholder.

8.3.2 If the Non-Opting Shareholder intends to exercise its Tag-Along Right, he must, under penalty of forfeiture, give a written communication to the Considerable Shareholder - and a copy to Newco - by the means and under the terms provided for the exercise of the Right of Pre-emption discussed in the foregoing Article 8.2. Once the express request has been made by the Non-Opting Shareholder to avail himself of the Tag-Along Right (hereinafter the "PROPOSAL OF SALE"), the aforesaid Non-Opting Shareholder shall be obliged to sell all or the different pro rata quantities established above of his own shares, free from every encumbrance, lien or right in favour of third parties, to the potential third-party acquirer, in accordance with the following procedure:

      (I) The Considerable Shareholder must, as a condition for the efficacy of the transfer of his own shares, see to it that the potential third-party acquirer (a) accepts unconditionally the Proposal of Sale mentioned in this Article 8.3.2, having for its purpose the sale of all (or the different PRO RATA quantities established above) the shares owned by each Non-Opting Shareholder who has made the Proposal of Sale, without the potential third-party acquirer being able to require with regard thereto any declaration and/or guarantee, with the exception of the guarantees pertaining to (ai) the entitlement to the shares owned by the Non-Opting Shareholder, in the absence of commitments regarding these and the capacity to freely dispose of them, and (aii) the fact that the shares are free from every encumbrance, lien or right in favour of third parties; and (b) acquires all (or the different PRO RATA quantities established above) the shares owned by each Non-Opting Shareholder who made the Proposal of Sale;

      (II) The transfer of the shares by the Considerable Shareholder and the other Non-Opting Shareholders must arrive in one single setting, with contextual payment of the price within and not later than 15 days of the date of receipt of the Proposal of Sale by the Considerable Shareholder;

      (III) If no shareholder has exercised the Right of Pre-emption in the sense of Article 8.2 nor the Tag-Along right in the sense of the present article, the Considerable Shareholder may transfer the shares belonging to him to a relevant third-party acquirer on condition that (a) the transfer occurs under the same conditions indicated in his own communication to the other shareholders, here including the same price and (b) the transfer shall occur within 15 days of the expiry of the different term of exercise mentioned in the foregoing Article 8.2, it remaining understood that the aforesaid term shall be reasonably extended, as referred below, if the transfer of the shares is subject to obligations of communication  in  advance  or  authorization  by an  authority;  it remains the intention that the aforesaid term of 15 days be considered respected if within the appropriate deadline the Considerable Shareholder has executed with the potential third-party acquirer a purchase and sale contract with deferred efficacy (but not more than 6 months) or conditional solely upon the obtaining of the authorizations required by law or regulation (provided that such agreement shall terminate if such authorizations have not been obtained within six months following execution of such purchase and sale contract), at a price per share and, in general, on the terms and conditions indicated by the potential third party acquirer in his own bid. If the transfer to the potential third party acquirer has not taken place in conformity with what is indicated in this paragraph and in the terms provided here, the Considerable Shareholder shall not be able to transfer his own shares unless subject to the experiencing of the procedures discussed in articles
            8.2 and 8.3 and the transfer shall not be valid and enforceable against Newco.

8.4   REDEMPTION RIGHT

      The Parties acknowledge that the Newco's By-Laws contains INTER ALIA also a redemption right (i.e. RISCATTO) in case of public tender offers on the TI shares (i.e. OFFERTA PUBBLICA DI ACQUISTO SU AZIONI DI TI).

8.5   CALL OPTION

      In partial derogation of Article 1.2 (cc) above, in the event that a decision to dispose, directly or indirectly in any form of manner (including through measures with equivalent effect, such as mergers or demergers of Newco or O) or encumber TI shares or O shares or any rights attached thereto (including but not limited to voting rights) is taken by the Board of Directors of Newco by simple majority as provided for in
      Article  1.2(bb)  above and TE is a Dissenting  Party in  accordance  with
      Article 1.2(cc), then TE shall have any of the following options, at its exclusive discretion, which shall be exercised in writing, by means of a notice to be sent to the Chairman of the board of directors of Newco, within thirty days following the date of the relevant board of directors of Newco:

      (a) the right to buy from Newco or O (as the case may be) the O or TI shares at the same price and conditions offered by the third party offering to acquire such TI or O shares (the "CALL OPTION"), in which case the Parties shall be bound to cause Newco or O (as the case may be) to sell the relevant O or TI shares to TE pursuant to the Call Option. Such acquisition by TE of the O or TI shares shall be completed within 15 business days following the relevant written request sent by TE to the chairman of the board of directors of Newco or, if the transaction is subject to any authorization by law or contract, within 15 business days following the obtaining of such authorization. In this connection, as soon as possible following closing (as defined in the relevant offer), the Partieshall cause Newco and O to enter into a call option agreement with TE under terms and conditions referred to in this article 8.5(a);

      (b) the right to proceed with the De-merger, as provided for in Article 1.2(cc) above. In such case the other Parties shall implement, adopt and vote, and cause their directors designated by them to implement, adopt and vote, all and any actions, documents and resolutions necessary to complete the De-merger within a reasonably short timeframe, but in any case no later than 6 months following the
            De-merger Notice or, if the transaction is subject to any authorizations by law or contract, within 6 months following the obtaining of such authorizations.

8.6.  Each Party undertakes to include as a condition precedent:

      (i) to closing any transfer of Newcos' shares, to be executed by such Party with any Italian Qualified Investor or with any third party acquiring shares of Newco (in both cases, in accordance with the procedures included in the bylaws), and

      (ii) to subscribe any Newcos' shares by any Fifth Share Capital Investors or Italian Qualified Investor, as the case may be (in accordance with procedures included in the Newco's By-Laws),

      the execution of a deed of adherence of such Fifth Share Capital Investors or Italian Qualified Investor or such third party to this Shareholders Agreement.

8.7 In any case MB, AG, IS and SI undertake, for the duration of this Agreement, neither to solicit, nor to respond positively to, any interest or approach from Telecom Operators, as defined above, for the potential acquisition or subscription of Newco's shares, O shares and TI shares and/or for the acquisition of TI's Foreign Material Assets and/or for the entering into strategic alliances with TI (the "NON SOLICITED OFFER"). MB, AG, IS and SI also undertake to inform TE to the extent possible about any Non Solicted Offer they may receive. MB and IS shall also refrain, for the duration of this Agreement, to provide any advisory services or financing in favour of Telecom Operators, in connection with the acquisition or subscription by any such Telecom Operators of Newco's shares, O shares and TI shares and/or the acquisition by any Telecom Operators of TI's Foreign Material Assets and/or the entering into strategic alliances between TI and any Telecom Operators.

8.8 It is agreed and understood among the Parties that no shareholder will be granted additional or special rights, unless granted to the relevant Class of Shares under the Shareholders' Agreement, the Co-investment Agreement and the By-Laws.

9.    NEWCO'S BY-LAWS

The Newco's By-Laws incorporates most of the principles referred to in this Shareholders' Agreement in connection with the governance of Newco and all the principles referred to in this Shareholders' Agreement in connection with the transfer of the Newco's shares.

As regards the governance of Newco, this Shareholders' Agreement contains the principles (such as the solution of the deadlocks on certain items) which has not been possible to introduce in the Newco's By-Laws.

The Parties acknowledge and agree that Newco shall adopt the By-Laws in the text attached hereto in both Italian and English version as Annex 9. It is understood that the Italian version will prevail and that the Parties will implement the amendments, if any, which will be requested by the Notary Public to comply with mandatory provisions of Italian law, subject to the principle of fullest implementation of the principles of this Shareholders' Agreement.

It is agreed among the Parties that, in case of conflict, the provisions of this Shareholders' Agreement will prevail on the provisions of the By-Laws and the Parties shall conform their acting so as to implement such provisions.

10.   ACCOUNTING PRINCIPLES

The Parties agree that, as soon as practicable, Newco and O shall move to and use going forward IFRS principles for their financial statements.

11.   DURATION AND DEMERGER

This Agreement shall commence on the date hereof, and shall expire on the third anniversary thereof (the "EXPIRY DATE"), provided however that, if so required in writing by one of or more of the Parties (the "EXITING PARTIES") not later than six months prior to the Expiry Date, the Parties shall be bound, to cause
(A) the merger between Newco and O to occur (if not already occurred prior to such date), and (B) the non-proportional de-merger of the company resulting in the attribution to a number of beneficiaries companies equal to the number of the Exiting Parties (each beneficiary company owned 100% by each of such Exiting Party) of a percentage of all the assets and liabilities of Newco after the merger with O, corresponding to the stake held in Newco after the merger with O by such Exiting Party, PROVIDED THAT (I) the Parties shall implement, adopt and vote, and cause their directors designated by them to implement adopt and vote, all and any actions, documents and resolutions necessary to complete such merger and de-merger within a reasonably short timeframe, but in any case no later than 6 months following the Demerger Notice or, if the transaction is subject to any authorizations by law or contract, within 6 months following the obtaining of such authorizations, and (II) the Exiting Parties, to the extent the other Parties decide to execute a new shareholders agreement, shall be permitted to execute a new shareholders agreement with the other Parties, to be negotiated in good faith, provided that the De-merger has been completed and the Exiting Party contributes the relevant shares to such new shareholders' agreement. The Parties agree that if none of them becomes an Exiting Party, they shall negotiate in good faith a new shareholders agreement in line, MUTATIS MUTANDIS, with the terms and conditions of this Agreement, for a further three years period prior to the Expiry Date.

10.   CONFIDENTIALITY

No Party shall make any announcement, communication or disclosure in relation to this Shareholders' Agreement, or in relation to the ongoing negotiations between the Parties, or in relation to the status of the same without the other Party's previous written consent, unless this is required by law and/or by the competent authorities. In this case, the Parties undertake to provide with no delay, to the extent feasible, to the other Parties notice and/or copy of the announcement, communication or disclosure required by law and/or by the competent authorities.

11.   COSTS AND EXPENSES

Each Party shall pay its own costs and expenses (including fees and disbursements of any external legal or financial advisers and accountants) incurred in connection with the preparation, negotiation, and execution of this Shareholders' Agreement.

Each Party represents and warrants that this Shareholders' Agreement has been concluded without the participation, assistance or intervention, direct or indirect, of any broker, intermediary, commission agent, business agent or similar party, who may claim any expenses, fees, royalties, commission or other costs due to the preparation, negotiation, and execution of this Agreement from the other Party.

12.   NOTICES

Any notice, objection or other communication to be given by one Party to the other under, or in connection with, this Shareholders' Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in this Article 11, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in this Article 11 and in each case marked for the attention of the relevant Party set out in this Article 11 (or as otherwise notified from time to time in accordance with the provisions of this
Article 11). Any notice so served by hand, fax, post or e-mail shall be deemed to have been duly given:

      (c) in the case of fax, at the time of transmission, with receipt of delivery; or

      (d) in the case of prepaid recorded delivery, special delivery or registered post, at the date indicated in the receipt of delivery,

      (e) in the case of e-mail delivery at the e-mail address indicated below, with receipt of delivery,

provided that in each case where delivery by hand or by fax occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the following Business Day. Any references to time in this Article are to local time in the country of the addressee.

The addresses and fax numbers of the Parties for the purpose of Article 11 are as follows:

--------------------------------------------------------------------------------
To TE:

Telefonica S.A.,

Gran Via n. 38, Planta 9,

28013, Madrid, Spain

To the attention of: the Group General Counsel (Ramiro Sanchez de Lerin),

Ph: + 34 91 584 0207

Fax: + 34 91 531 3206

E-mail: secretaria.general@telefonica.es
--------------------------------------------------------------------------------

To AG:

ASSICURAZIONI GENERALI S.p.A.,

Piazza Duca degli Abruzzi n. 2,

34132, Trieste, Italy

To the attention of: Mr. Giovanni Perissinotto

Ph: + 39 040 671036

Fax: + 39 040 671260

E-mail: giovanni_perissinotto@generali.com
--------------------------------------------------------------------------------

To SI:

SINTONIA S.A.

1, Place d'Armes,

L-1136 Luxembourg

Luxembourg

To the attention of: Mr. Gustave Stoffel

Ph: + 352 26 266255

Fax: + 352 26 266256

E-mail: GUSTAVE.STOFFEL@PT.LU
--------------------------------------------------------------------------------

To IS:

INTESA SANPAOLO S.p.A.

Piazza Scala n. 6,

20121 Milano, Italy

To the attention of Mr. Gaetano Micciche and Mr. Fabio Cane

Ph: + 39 02 879 42650

Fax: + 39 02 879 43 540

E-mail: GAETANO.MICCICHE@INTESASANPAOLO.COM, and Fabio.cane@intesasanpaolo.com
--------------------------------------------------------------------------------

To MB:

MEDIOBANCA S.p.A.

Piazzetta Cuccia n. 1,

20121 Milano, Italy

To the attention of: Mr. Clemente Rebecchini and Ms. Cristiana Vibaldi

Ph: + 39 02 8829 202 and + 39 02 8829 455

Fax: + 39 02 8829 943

E-mail: CLEMENTE.REBECCHINI@MEDIOBANCA.IT, cristiana.vibaldi@mediobanca.it
--------------------------------------------------------------------------------

A Party may notify the other Party of a change to its name, relevant addressee, address or fax number for the purposes of this Article 11, provided that, such notice shall only be effective on:

      (i) the date specified in the notice as the date on which the change is to take place; or

      (ii) if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following ten (10) Business Days after notice of any change has been given.

14.   VARIATIONS

No variation of this Shareholders' Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties. The expression "variation" shall include any variation, amendment, supplement, deletion or replacement however effected.

15.   SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Shareholders' Agreement, but without invalidating any of the remaining provisions of this Shareholders' Agreement. In any such event the Parties shall negotiate in good faith and agree all those amendments to this Shareholders' Agreement which are consequently necessary to replace the invalid or unenforceable provision with terms having as near as possible the same commercial effect with a view to maintain unaltered the Parties' mutual interests as currently protected under this Shareholders' Agreement and in any case preserving a balance between their respective rights and obligations in enabling them to fully perform their obligations as contemplated hereunder.

16.   ENTIRETY OF AGREEMENT

This Shareholders' Agreement constitutes the entire agreement and understanding of the Parties in relation to the transactions hereby contemplated and supersedes any and all prior agreements and arrangements, whether written or oral, that may exist between the Parties with respect to the matters contemplated therein.

17.   NO WAIVER AND FURTHER ASSURANCES

No failure or delay by any of the Parties in exercising any right or remedy provided by law or pursuant to this Shareholders' Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. Each of the Parties undertakes to the others to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents (including without limitation any agreement or arrangement which shall be entered into between the Parties) as set forth in this Shareholders' Agreement, as may be required to implement and/or give effect to this Shareholders' Agreement and the transactions contemplated hereunder.

18.   GOVERNING LAW/EXCLUSIVE JURISDICTION

This Shareholders' Agreement shall be governed by, and interpreted in accordance with, the laws of the Republic of Italy. Any disputes arising out of or in connection with this Shareholders' Agreement shall be submitted by the Parties to arbitration. The venue of the arbitration shall be Milan. The arbitration shall be conducted in the English language and in accordance with ICC Rules.

                                    * * * * *

TELEFONICA S.A.                               ASSICURAZIONI GENERALI S.P.A.


-----------------------------------           ----------------------------------

INTESA SANPAOLO S.P.A.                        MEDIOBANCA S.P.A.


                                              ----------------------------------
----------------------------------


SINTONIA S.A.



----------------------------------